EXHIBIT (h).4

                                    FORM OF
                       TRANSFER AGENT SERVICING AGREEMENT

         THIS AGREEMENT is entered into as April 26, 1999, by and between Investment Advisers, Inc., a Delaware corporation (hereinafter referred to as "IAI") and Firstar Mutual Fund Services, LLC, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as the "FMFS").

         WHEREAS, IAI is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the transfer agent for certain open-end investment management companies (the "IAI Mutual Funds") registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the IAI Mutual Funds are authorized to create separate series, each with its own separate investment portfolio (each a "Fund");

         WHEREAS, FMFS is in the business of providing, among other things, transfer agent and dividend disbursing agent services to investment companies; and

         WHEREAS, IAI desires to retain FMFS to provide transfer agent services to each of the Funds listed on Exhibit A attached hereto, as it may be amended from time to time.

         NOW, THEREFORE, in consideration of the mutual agreements herein made, IAI and FMFS agree as follows:

1.       APPOINTMENT OF TRANSFER AGENT

         IAI hereby appoints FMFS as transfer agent of IAI on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.       DUTIES AND RESPONSIBILITIES OF FMFS

         FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

         A.       Receive orders for the purchase of shares;

         B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to IAI's FMFS, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;


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         C.       Arrange for issuance of shares obtained through transfers of funds from Shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by a Fund's prospectus.

         D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to IAI's FMFS;

         E. Pay monies upon receipt from IAI's FMFS, where relevant, in accordance with the instructions of redeeming shareholders;

         F. Process transfers of shares in accordance with the shareholder's instructions;

         G. Process exchanges between funds and/or classes of shares of funds.

         H. Prepare and transmit payments for dividends and distributions declared by IAI with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions;

         I. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

         J. Record the issuance of shares of a Fund and maintain, pur suant to Rule 17ad- 10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of a Fund which are authorized, issued and outstanding;

         K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

         L. Mail shareholder reports and prospectuses to current shareholders;

         M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

         N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemption's and other confirmable transactions as agreed upon with a Fund;

         O. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on


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                  dividends and distributions paid by a Fund, all as required by applicable Federal tax laws and regulations;

         P. Provide a Blue Sky System, which will enable a Fund to monitor the total number of shares of the Fund sold in each state. In addition, IAI or its agent, including FMFS, shall identify to FMFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for a Fund's Blue Sky state registration status is solely limited to the initial compliance by a Fund and the reporting of such transactions to a Fund or its agent;

         Q. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and IAI.

         R. Perform such other tasks as routinely performed by IAI prior to the effective date of this Agreement consistent with the intent of both parties that FMFS is assuming all responsibilities previously exercised by IAI in connection with the services generally described herein.

3.       COMPENSATION

         FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time. IAI agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.

4.       REPRESENTATIONS OF FMFS

         FMFS represents and warrants to IAI that:

         A. It is a corporation duly organized, existing and in good standing under the laws of Wisconsin;

         B.       It is a registered transfer agent under the Exchange Act;

         C. It is duly qualified to carry on its business in the State of Wisconsin;

         D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

         E. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;


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         F.       It has and will continue to have access to the necessary
                  facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

         G. It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.       REPRESENTATIONS OF IAI

         IAI represents and warrants to FMFS that:

         A.       Each Fund is an open-end investment company under the 1940
                  Act;

         B. Each Fund is organized, existing, and in good standing under the laws of Minnesota;

         C. IAI is empowered under applicable laws and contracts to enter into and perform this Agreement;

         E. Each Fund will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

         F. A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of a Fund being offered for sale.

6.       COVENANTS OF IAI AND FMFS

         FMFS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of a Fund and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to a Fund on and in accordance with its request. Such records shall also be made available for review by the U.S. Securities and Exchange Commission.

7.       PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

         A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS"s control, except for such an error, mistake or loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

         Notwithstanding any other provision of this Agreement (other than Section 3 above), if FMFS has exercised reasonable care in the performance of its duties under this Agreement, IAI shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund or IAI, such duly authorized officer to be included in a list of authorized officers furnished to FMFS. This indemnification and hold harmless obligation shall not extend to any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

         FMFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS"s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

         In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS"s control. FMFS will restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment. Representatives of IAI shall be entitled to inspect FMFS"s premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

         Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim, which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no


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case confess any claim or make any compromise in any case in which the indemnitor will be a sked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of IAI all records and other information relative to IAI and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by IAI, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by IAI.

9.       DATA NECESSARY TO PERFORM SERVICES

         Each Fund or its agent, which may be IAI or FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for a Fund, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

10.      TERM OF AGREEMENT

         This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. If the IAI Mutual Funds terminate their agreements with IAI pursuant to which IAI has retained FMFS under this Agreement, such termination shall also serve to terminate FMFS.

11.      NOTIFICATION OF ERROR

         A. IAI or a Fund will notify FMFS of any balancing or control error caused by FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Fund; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

         B. FMFS will notify IAI of any balancing, control or other error caused by FMFS within one (1) business day of FMFS discovering the error.

         C. Notwithstanding anything to the contrary in Section 7 above, as more fully provided in this paragraph C, FMFS shall reimburse each Fund and its shareholders for losses due to NAV Differences (as defined below) arising out of or relating to the FMFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. FMFS shall reimburse each applicable Fund for any net losses to the Fund during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $.010 per Fund share but that, as a percentage of Recalculated NAV (as defined below) of such Fund, is less than 1/2 of 1%. FMFS shall reimburse the Fund and each Fund shareholder for any net losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least $.010 per Fund share and that, as a percentage of Recalculated NAV of such Fund, is at least 1/2 of 1%; provided, however, that FMFS shall not be responsible for reimbursing any Fund shareholder experiencing a loss during any such NAV Error Period of less than $25. NAV Differences and any liability of FMFS therefrom are to be calculated each time a Fund's net asset value per share is calculated. For purposes of calculating FMFS's liability hereunder, gains shall offset losses within each NAV Error Period; however, net gains shall not be carried back or forward to offset losses in prior or future NAV Error Periods. For purposes of this paragraph C:

                  (i) "NAV Error Period" means any business day or series of two or more consecutive business days during which an NAV Difference exists.

                  (ii) "NAV Difference" means the difference between the Recalculated NAV and the net asset value per share at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

                  (iii) "Recalculated NAV" means the net asset value per share at which a shareholder purchase or redemption should have been effected.

12.      NOTICES

         Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
Notice to FMFS shall be sent to:

         Firstar Mutual Fund Services, LLC
         615 East Michigan Street
         Milwaukee, WI  53202

         and notice to IAI shall be sent to:

         IAI Mutual Funds
         Attn: Director, Fund Administration
         601 Second Avenue South, Suite 3700
         Minneapolis, MN  55402

13.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by IAI by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of IAI, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this

Agreement in a form reasonably acceptable to IAI (if such form differs from the form in which FMFS has maintained, IAI shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

14.      GOVERNING LAW

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

15.      FURTHER REPRESENTATIONS AND WARRANTIES OF FMFS

         A. FMFS represents and warrants to IAI that the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar related items of automated, computerized and/or software systems that are owned or licensed by FMFS and will be utilized by FMFS or its agents in connection with the provision of services described in this Agreement are "Year 2000 Compliant" (as defined below). As used in this Section 15 of this Agreement, the term "Year 2000 Compliant" shall mean the ability of the relevant system to provide all of the following functions:

         (1) Process date information before, during and after January 1, 2000, including but not limited to accepting date specific input data, providing date specific output data, and performing calculations on dates or portions of dates;

         (2) Function accurately and without interruption or malfunction before, during and after January 1, 2000, without any change in operations associated with the advent of the new millennium and assuming no other defects, bugs, viruses or other problems unrelated to Year 2000 compliance issues which disrupt functionality;

         (3) Respond to two-digit, year-date input in a way that resolves the ambiguity as to century and in a disclosed, defined and predetermined manner; and

         (4) Store and provide output data of date specific information in ways that are unambiguous as to century.

The parties recognize and acknowledge that this representation and warranty was a significant inducement for IAI to enter into this Agreement.

         B. FMFS represents and warrants that it satisfies all rules and requirements under the 1940 Act for the purpose of providing the services set forth in this Agreement.

         C. To the extent FMFS make changes relating to its services, systems, programs, rules, operating schedules and equipment, it represents and warrants that any such changes will not adversely affect the services provided to a Fund under this Agreement. FMFS will provide IAI at least 90 days' prior written notice of any such material changes.

         D. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of systems needed to perform services under this Agreement. FMFS shall provide IAI with copies of such contingencies plans and any changes thereto. Representatives of IAI shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

16.      STOCK CERTIFICATES

         If at any time a Fund issues stock certificates, the following provisions will apply:

         (i) In the case of the loss or destruction of any certificate representing shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by FMFS.

         (ii) Upon receipt of signed stock certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, FMFS shall countersign, register and issue new certificates for the same number of shares and shall deliver them pursuant to instructions received from the transferor, the rules and regulations of the SEC, and the laws of the state of Minnesota relating to the transfer of shares of beneficial interest.

         (iii) Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the shareholder's instructions to hold such stock certificates for safekeeping, FMFS shall reduce such shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


INVESTMENT ADVISERS, INC.                FIRSTAR MUTUAL FUND SERVICES, LLC


By:__________________________________    By:____________________________________


Attest:______________________________    Attest:________________________________

EXHIBIT A - LIST OF IAI MUTUAL FUNDS AND FEE SCHEDULE


         Name of Fund                                          Effective Date
         ------------                                          --------------

         IAI INVESTMENT FUNDS I, INC.
                  IAI Bond Fund                                April 26, 1999
                  IAI Institutional Bond Fund                  April 26, 1999
         IAI INVESTMENT FUNDS II, INC.
                  IAI Growth Fund                              April 26, 1999
         IAI INVESTMENT FUNDS III, INC.
                  IAI International Fund                       April 26, 1999
         IAI INVESTMENT FUNDS IV, INC.
                  IAI Regional Fund                            April 26, 1999
         IAI INVESTMENT FUNDS VI, INC.
                  IAI Emerging Growth Fund                     April 26, 1999
                  IAI Midcap Growth Fund                       April 26, 1999
                  IAI Balanced Fund                            April 26, 1999
                  IAI Money Market Fund                        April 26, 1999
                  IAI Capital Appreciation Fund                April 26, 1999
         IAI INVESTMENT FUNDS VII, INC.
                  IAI Growth & Income Fund                     April 26, 1999
         IAI INVESTMENT FUNDS VIII, INC.
                  IAI Value Fund                               April 26, 1999
         IAI RETIREMENT FUNDS, INC.
                  IAI Regional Portfolio                       April 26, 1999
                  IAI Reserve Portfolio                        April 26, 1999
                  IAI Balanced Portfolio                       April 26, 1999

Annual Fee

         $14.00 per shareholder account - no-load fund
         Minimum annual fees of $25,000 for the first fund, $10,000 for each additional fund or class
         Minimum annual fees of $5,000 per annuity fund

Extraordinary services quoted separately.

Plus Out-of-Pocket Expenses, including but not limited to:

         Telephone - toll free lines                              Proxies
         Postage                                                  Retention of records
         Programming - enhancements                               Microfilm/fiche of records
         Programming for select data requests - $150.00/hr        Special reports
         Stationery/envelopes                                     ACH fees
         Mailing                                                  NSCC charges
         Programming to add funds/classes - $150.00 per hr        Insurance
         Check books                                              Services to locate lost shareholders
         File transfers - $160.00 per month and $.01 per record

ACH Shareholder Services
         $125.00 per month per fund group
         $ .50 per account setup and/or change
         $ .50 per ACH item
         $3.50 per correction, reversal, return item

 Qualified Plan Fees (Billed to Investors)*

         Annual maintenance fee per account        $12.50 / acct. (Cap at $25.00 per SSN)
         Education IRA                             $ 5.00 / acct. (Cap at $25.00 / per SSN)
         Transfer to successor trustee             $15.00 / trans.
         Distribution to participant               $15.00 / trans. (Exclusive of SWP)
         Refund of excess contribution             $15.00 / trans.

*No maintenance fees will be charged to accounts in 1999. Firstar will charge $1.00 per qualified plan account per month in 1999 on the transfer agent invoices. Prior to June 1, 1999 all other qualified plan fees will be paid by IAI. After that all other qualified plan fees apply immediately. IRA maintenance fees will be charged to accounts in the year 2000.

Additional Shareholder Fees (Billed to Investors)

         Any outgoing wire transfer                $12.00 / wire
         Telephone Exchange                        $ 5.00 / exchange transaction
         Return check fee                          $20.00 / item
         Stop payment                              $20.00 / stop
         (Liquidation, dividend, draft check)
         Research fee                              $ 5.00 / item
         (For requested items of the second calendar year [or previous] to the request) (Cap at $25.00)

NSCC Interfaces

         Setup
            Fund/SERV, Networking ACATS, Exchanges  $5,000 setup (one time)
            Commissions                             $5,000 setup (one time)
         Processing
            Fund/SERV                               $  50.00 / month
            Networking                              $ 250.00 / month
            CPU Access                              $  40.00 / month
            Fund/SERV Transactions                  $    .35 / trade
            Networking - per item                   $    .025 / monthly dividend fund
            Networking - per item                   $    .015 / non-mo. dividend fund
            First Data                              $    .10 / next-day Fund/SERV trade
            First Data                              $    .15 / same-day Fund?SERV trade

NSCC Implementation
         8 to 10 weeks lead time

DAZL (Direct Access Zip Link - Electronic mail interface to financial advisor network)

         Setup                                      $5,000 / fund group
         Monthly Usage                              $1,000 / month
         Transmission                               $ .015 / price record
                                                    $ .025 / other record
         Enhancement                                $  125 / hour

Fees and out-of-pocket expenses are billed to IAI monthly.